MDB CAPITAL GROUP LLC

401 Wilshire Boulevard, Suite 1020

Santa Monica, California 90401

September 22, 2003

Robin List

Chief Executive Officer

Remedent USA, Inc.

Xavier De Cocklaan 42,

9831 Deurle, Belgium

Dear Mr. List:

This letter agreement confirms our understanding that REMEDENT USA, INC. (the “Company”) has engaged MDB Capital Group LLC and its successors and assigns, as appropriate (“MDB”) to act as the Company’s exclusive financial advisor and consultant on the terms and conditions set forth below.

1.       Purpose.  Company hereby engages MDB as its-exclusive, independent advisor and consultant (and not as an agent) during the term specified hereinafter to render financial consulting and investment banking advice to Company upon the terms and conditions as set forth herein. The parties contemplate that MDB at a future date may act as a placement agent for securities of the Company. The parties will agree on terms and fees at the time of the offering.

2.       Term.  This Agreement shall be effective for a period of six months (the “Term”), commencing on the date of this Agreement.

3.	Duties of MDB.

(a)      During the term of this Agreement, MDB will provide Company with such consulting advice with respect to acquisitions and financial planning, capital structure issues, the continued refinement of a business plan and the evaluation of financing alternatives as is reasonably requested by Company. In performing these duties, MDB shall provide Company with the benefits of its reasonable judgment and efforts, however, MDB shall not be obligated to spend any specific amount of time in so doing. MDB’s duties shall include, but will not necessarily be limited to, the following:

(i)       Advice regarding the formulation of business and financing goals and plans;

(ii)      Advice concerning strategic issues, including acquisitions, other alliance partnerships and joint ventures;

(iii)	Advice concerning short and long range financial planning;

(iv)      Exposing the Company to business opportunities and potential institutional and other investors;

(v)	Advice regarding the implementation of the Company’s goals and plans;

(vi)      To use commercially reasonable endeavors to comply with reasonable requests of the Company in relation to the performance of the duties of MDB hereunder.

Robin List

Chief Executive Officer

Remedent USA, Inc.

September 22, 2003

(vii)     Consistent with the foregoing MDB will advise, assist and work with the Company in attempting to achieve the following identified objectives

•	Acquisition of approximately 78% interest of Remedent NV not currently owned
•

Acquisition of Hydrabrush product after review of issues regarding market entry including but not limited to: 1) product development costs, 2) market entry costs, 3) market potential, 4) cost of acquisition and provide Company’s board of directors with analysis

•	Reverse split or combination of shares to bring initial market price following split to approximately $4 per share
•

Consider private placement of securities to: 1) solidify Company’s balance sheet, 2) provide capital for possible development of Hydrabrush and other potential new products, and 3) to allow sufficient assets for listing on Nasdaq or AMEX

•

Consider adding 1-2 additional U.S. based directors who might facilitate and foster growth into U.S. specialty dental market and advise and assist in location and evaluation of additional board members

•	Begin public awareness program to build following for public company by introducing initially to brokers, and hedge funds internationally that purchase micro cap growth companies
•	Development of integrated business and capital markets strategy
•

Design and implement public awareness program which includes; 1) completion of PowerPoint presentation that successfully communicates vision of the Company, 2) set up meetings with appropriate investors and management to communicate vision for Company, 3) advise management and Board regarding communication with public investors, 4) advise and assist in selection of an investor relations counsel when appropriate.

(b)      In connection with rendering its advice hereunder, MDB and its employees and agents shall be given reasonable access to Company’s officers, premises, and records.

(c)      Company acknowledges that MDB’s advice pursuant hereto does not and will not constitute any guarantee or other assurance as to the ability of the Company to obtain financing or to accomplish or achieve any of the objectives outlined above or other goals or plans of Company.

(d)      Company acknowledges that MDB retains the right to provide consulting advice to other parties. Nothing herein contained shall be construed to limit or restrict MDB in conducting such business with respect to others, or in rendering advice to others or conducting any other business. MDB, however, will not provide consulting advice in favor of any other parties engaged in (or who may use the

Robin List

Chief Executive Officer

Remedent USA, Inc.

September 22, 2003

advice or pass on their advice in favor of any other persons engaged in) the same business without Company’s prior written consent.

4.	Compensation.

(a)      As consideration for our entering into this letter agreement and for services outlined above except financing, the Company shall deliver and MDB shall receive, 2.5% of the public holding company on a post dilution basis (after giving effect to acquisition of the balance of Remedent NV and of other subsidiary companies and after giving effect to the acquisition of Hydrabrush product) in shares and additionally purchase warrants for nominal value that entitle MDB to purchase in the aggregate 2.5% of the holding company at a valuation of $2.5 million as follows:

(i)       On execution of this Letter Agreement – 973,300 shares of common stock together with a warrant, substantially in the form attached hereto as Annex B, allowing MDB to acquire 973,300 shares of common stock at a strike price of $0.06 per share (the “Strike Price”); and

(ii)      On completion of the acquisition (or any portion thereof) of Remedent NV (the “Remedent Closing”) – an additional number of shares of common stock equal to 2½% of all shares of common stock then outstanding, and deemed to be outstanding on a fully diluted basis, together with a warrant (substantially in the form attached hereto as Annex B) allowing the holder to purchase at the Strike Price that number of shares of common stock which shall equal 2½% of all shares then outstanding, and deemed to be outstanding on a fully diluted basis. Should for any reason the Remedent Closing not occur, the warrants issued in section 4(i) will be cancelled ; and

(iii)      On acquisition of the Hydrabrush product, or any rights to exploit that product – a number of shares of common stock equal to 2½% of all shares of the Company then outstanding, and deemed to be outstanding on a fully diluted basis, together with an additional warrant allowing the holder to purchase at the Strike Price that number of shares of common stock which shall equal 2½% of all shares of common stock then outstanding, and deemed to be outstanding on a fully diluted basis. This option would be exercisable for 5 years. All securities we receive, including those referenced below, would have traditional anti-dilution and registration provisions.

(b)      For financings below $5 million our fees would be 10% of the total amount raised, payable in cash or shares and we would earn warrants to purchase 10% of the securities placed in the financing. For financings above $5 million our fees would be 8% of the amount raised, and warrants to purchase 8% of the securities placed in the offering. Warrants will have a term of 60 months from date of each closing and have a strike price equal to the private placement price of the securities sold.

The Company shall compensate MDB in amounts to be mutually agreed upon in the event that MDB originates a bank financing or other transaction, provides a fairness opinion or other valuation analysis, introduces the Company to a source of business from which the Company derives revenue, or acts as placement agent or underwriter for the Company’s securities. All securities issued and issuable to MDB by the Company shall be registered for resale under the Securities Act of 1933, as amended, in accord with the terms of the Registration Rights Agreement attached hereto as Annex C, and incorporated herein by this reference. The compensation set forth above in (a)(i) of this paragraph shall be deemed earned in full on delivery of those shares and warrant.

5.       Expenses.  Company shall advance or, upon billing, promptly reimburse MDB for reasonable out-of-pocket expenses incurred by MDB in connection with the services rendered by MDB

Robin List

Chief Executive Officer

Remedent USA, Inc.

September 22, 2003

pursuant to this Agreement. Expenses that shall be reimbursable include travel, food, lodging and transportation, research materials, long distance telephone, facsimile, messenger and other expenses needed to be incurred to perform MDB’s services. Expenses in excess of $1,000 will be reimbursed only upon the Company’s prior approval of the expense.

6.       Proprietary Information.  In connection with MDB’s engagement, the Company will furnish MDB with all information concerning the Company, which MDB reasonably deems appropriate and will provide MDB with access to the officers, directors, employees, accountants, counsel and other representatives (collectively, the “Representatives”) of the Company. The Company acknowledges and confirms that MDB (i) will rely solely on such information in the performance of the services contemplated by this engagement without assuming any responsibility for independent investigation or verification thereof, (ii) assumes no responsibility for the accuracy, completeness or adequacy for the purpose of such information or any other information regarding the Company, and (iii) will not make any appraisal of any assets of the Company.

All non-public information concerning the Company, which is given to MDB will be used solely in the course of the performance of our services hereunder and will be treated confidentially by us for so long as it remains non-public. Except as otherwise required by law or regulatory authority, MDB will not disclose this information to a third party without the consent of the Company.

The Company will be solely responsible for the contents of any private placement memorandum or other offering documentation used in connection with the Private Placement (as such private placement memorandum or other offering documentation may be amended or supplemented and including any information incorporated therein by reference, the “Offering Materials “) and any and all other written or oral communications provided by or on behalf of the Company to any actual or prospective purchaser of the Securities.

The Company represents and warrants, subject to the immediately following paragraph, that any Offering Materials will not, at any time during the period of MDB’s engagement hereunder, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

The Company authorizes MDB to provide the Offering Materials to prospective purchasers of Securities. If at any time prior to the completion of the offer and sale of the Securities, if the Offering Materials (as then supplemented or amended) includes any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will promptly notify MDB of such event, and MDB will suspend solicitations until such time as the Company shall prepare (and the Company agrees that, if it shall have notified MDB to suspend solicitations after the Company has concluded agreements with any Investors, it will promptly prepare) a supplement or amendment to the Offering Materials which corrects such statement(s) or omission(s).

7.       Representations and Warranties of the Company and of MDB.  Each party hereto represents and warrants to the other party hereto as follows:

(a)      The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby (i) are within the corporate power and authority of such party, (ii) do not

Robin List

Chief Executive Officer

Remedent USA, Inc.

September 22, 2003

require the approval or consent of any stockholders of such party, and (iii) have been duly authorized by all necessary corporate action on the part of such party.

(b)      This Agreement has been duly executed and delivered by such party and constitutes the legal, valid, binding and enforceable obligation of party, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

8.       Arbitration.  Any and all controversies or claims arising out of or relating to this Agreement shall be settled by binding arbitration in Los Angeles County in accordance with the rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The parties shall be entitled to discovery in accordance with the provisions of California Code of Civil Procedure Section 1283.05 which, by this reference, is made applicable to this Agreement. Nothing herein shall prohibit either party from seeking injunctive relief in a court of law while the arbitration is pending.

9.       Assignment.  This Agreement and the rights hereunder may not be assigned by either party (except by operation of law) without prior written consent of the other party, but, subject to the foregoing limitation, this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, and legal representatives of the parties.

10.      Notice.  Any notice or other communications between the parties hereto shall be sufficiently given if sent by certified registered mail, postage prepaid, or by telecopy, if to Company addressed to it at, REMEDENT USA, INC., Xavier De Cocklaan 42, 9831 Deurle, Belgium, or if to MDB, addressed to it at 401 Wilshire Blvd. Suite 1020, Santa Monica, California 90401, or to such other address as hereafter by designated in writing by one party to the other. Such notice or other communications shall, if sent by telecopy, be deemed to be given upon receipt of the confirmation of its proper transmission and if outside the hours of 9:00 am to 5:00 pm on any business day in the jurisdiction of the addressee, shall be deemed to given at 9:00 am on the next business day. Notices sent by certified or registered mail or prepaid postage shall be deemed to be received three business days after the date of forwarding the same. For the purposes of this Agreement, “business day” shall refer to a day in which trading banks are open for business.

11.      Captions.  The headings of the paragraphs of this letter Agreement are intended solely for convenience of reference and are not intended and shall not be deemed for any purpose whatsoever to modify or explain or place any constriction upon any of the provisions of this Agreement.

12.      Attorneys’ Fees.  In the event any party hereto shall institute an action, including arbitration pursuant to Paragraph 8 of this Agreement, to enforce any rights hereunder, the prevailing party in such action shall be entitled, in addition to any other relief granted, to reasonable attorneys’ fees and costs.

13.      Indemnification.  The Company and MDB agree to the indemnity provisions and other matters set forth in Annex A, which is incorporated by reference into this agreement. The terms and provisions of Annex A shall survive any termination or expiration of this agreement.

14.      Termination.  This Agreement may be terminated by either party upon written notice delivered to the other 60 days in advance of the date noticed for termination. The Company shall

Robin List

Chief Executive Officer

Remedent USA, Inc.

September 22, 2003

continue to pay fees under this Agreement and MDB shall continue to render services under this Agreement through date of termination. Further the event of any termination of MDB’s engagement hereunder by either party, MDB will continue to be entitled to the full amount of any applicable private placement fee provided for herein in the event that at any time to the expiration of one year after any such termination the Company sells any of its securities) to purchasers which were contacted by MDB hereunder or which the Company during the term of MDB’s engagement hereunder.

No termination of MDB’s engagement hereunder shall affect (i) the Company’s obligation to pay the fees or reimburse the expenses as provided for in this agreement, (ii) the Company’s indemnification obligations under Paragraph 13 of this Agreement and in Annex A or (iii) the provisions of Paragraphs 3-10 of this agreement.

15.      Severability.  Any portion of the indemnification and/or confidentiality provisions herein which may be prohibited or unenforceable in any applicable jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, but shall not invalidate the remaining portions of such provisions or the other provisions hereof or affect any such provisions or portion thereof in any other jurisdiction.

16.      Governing Law.  The parties All aspects of the relationship created by this agreement shall be governed by and construed in accordance with the laws of the State of California, applicable to contracts made and to be performed therein. Each of MDB and the Company waives all right to trial by jury in any action, suit, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the engagement of MDB pursuant to, or the performance by MDB of the services contemplated by, this agreement. All actions and proceedings arising out of or relating to this agreement shall be heard and determined exclusively in any California state court or federal court sitting in the State of California of competent jurisdiction, to whose jurisdiction the Company and MDB hereby irrevocably submit. The Company and MDB hereby irrevocably waive any defense or objection to the California forum designated above. Each of the Company and MDB agree to accept service of process by mail, to their principal business address, addressed to the chief executive officer and/or secretary thereof.

17.      Additional Services.  The Company understands that if MDB is asked to act for the Company in any other formal additional capacity relating to this engagement but not specifically addressed in this letter, such activities shall constitute separate engagements and the terms of any such additional engagements will be embodied in one or more separate written agreements containing terms and conditions to be mutually agreed upon including without limitation appropriate indemnification provisions. The indemnity provisions in Annex A shall apply to any such additional engagements, unless superseded by an indemnity provision set forth in a separate agreement applicable to any such additional engagements and shall remain in full force and effect regardless of any completion, modification or termination of MDB’s engagement(s).

18.      Entire Agreement.  This Agreement, together with Annex A, Annex B and Annex C, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties, and there are no representations, warranties, or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein. No supplement, modification amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any provisions hereof (whether or not similar) nor shall waiver constitute a continuing waiver. The invalidity or

Robin List

Chief Executive Officer

Remedent USA, Inc.

September 22, 2003

unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provisions of this agreement or Annex A, which shall remain in full force and effect.

19.      General.  In connection with this engagement, MDB is acting as an independent contractor and not in any other capacity, with duties owing solely to the Company. No advice rendered by MDB, whether formal or informal may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without MDB’s prior written consent.

We are delighted to accept this engagement and look forward to working with the Company on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning this agreement to us.

Very truly yours,

MDB CAPITAL GROUP LLC

By: __________________________________
Name:	Christopher Marlett
Title:	Partner

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

REMEDENT USA, INC.

A Nevada Corporation

By_________________________________________

Name:	Robin List

Title:   Chief Executive Officer

ANNEX A

In further consideration of the engagement by REMEDENT USA, INC. (the “Company”) of MDB Capital Group LLC (“MDB”) to act as the Company’s financial advisor in connection with the Private Placement of Securities as such transaction is defined in and as provided in our letter agreement dated the date hereof (the “engagement”), in the event that MDB or any of its affiliates, the respective directors, officers, partners, agents or employees of MDB or any of its affiliates, or any other person controlling MDB or any of its affiliates (collectively, “Indemnified Persons”) becomes involved in any capacity in any action, claim, suit, investigation or proceeding, actual or threatened, brought by or against any person, including stockholders of the Company, in connection with or as a result of the engagement or any matter referred to in the engagement, the Company will reimburse such Indemnified Person for its reasonable and customary legal and other expenses (including without limitation the costs and expenses incurred in connection with investigating, preparing for and responding to third party subpoenas or enforcing this agreement or any related engagement agreement) incurred in connection therewith as such expenses are incurred; provided, however, that the Company will not be responsible for the fees and expenses of more than one counsel to all Indemnified Persons, in addition to appropriate local counsel, unless in the reasonable judgment of any Indemnified Person there exists a potential conflict of interest which would make it inappropriate for one counsel to represent all such Indemnified Persons. The Company will also indemnify and hold harmless any Indemnified Person from and against, and the Company agrees that no Indemnified Person shall have any liability to the Company or its owners, parents, affiliates, security holders or creditors for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively, “Losses”) (A) related to, arising out of or based upon any untrue statement or any alleged untrue statement of any material fact contained in the private placement memorandum, offering materials or other offering document (as such private placement memorandum, offering materials or other document may be amended or supplemented and including any information incorporated therein by reference, the “Company Documentation”), or in any other written or oral communication provided by or on behalf of the Company to any actual or prospective purchaser of Securities (unless such untrue statement or alleged untrue statement of any material fact arises from information and supplied by MDB, or any members, officers, agents or employees of MDB, in writing specifically for use therein), or related to, arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (B) otherwise related to or arising out of the engagement or MDB’s performance thereof, except that this clause (B) shall not apply to any Losses that are finally determined by a court or arbitral tribunal to have resulted primarily from the bad faith or gross negligence of MDB.

If such indemnification is for any reason not available or insufficient to hold an Indemnified Person harmless, the Company agrees to contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and by MDB, on the other hand, with respect to the engagement or, if such allocation is determined by a court or arbitral tribunal to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of the Company on the one hand and of MDB on the other hand; provided, however, that, to the extent permitted by applicable law, the Indemnified Persons shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received by MDB from the Company in connection with the engagement. Relative benefits to the Company, on the one hand, and to MDB, on the other hand, with respect to the engagement shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company in connection with a Private Placement, whether or not consummated, bears to (ii) all fees actually received by MDB in connection with the engagement. Relative fault shall be determined, in the case of Losses arising out of or based on any untrue statement or any alleged untrue statement of a material fact or omission or alleged omission to state a material fact, by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company to MDB and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

The Company will not, without MDB’s prior written consent, settle, compromise, or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action claim, suit, investigation or proceeding (“Action’) in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party therein) unless the Company has given MDB reasonable prior written notice thereof and such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from any liabilities arising out of such Action. The Company will not permit any such settlement, compromise, consent or termination to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Person, without such Indemnified Person’s prior written consent. No Indemnified Person seeking indemnification, reimbursement or contribution under this agreement will, without the Company’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Action referred to herein.

Prior to entering into any agreement or arrangement with respect to, or effecting, any merger, statutory exchange or other business combination or proposed sale or exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth herein, the Company will promptly notify MDB in writing thereof and, if requested by MDB, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth herein, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and on terms and conditions satisfactory to MDB.

The Company’s obligations hereunder shall be in addition to any rights that any Indemnified Person may have at common law or otherwise. The Company acknowledges that in connection with the engagement, MDB is acting as an independent contractor and not in any other capacity with duties owing solely to the Company. This agreement and any other agreements relating to the engagement shall be governed by and construed in accordance with the laws of the State of California, applicable to contracts made and to be performed therein.

All actions and proceedings arising out of or relating to this agreement shall be heard and determined exclusively in any California state court or federal court sitting in the State of California of competent jurisdiction, to whose jurisdiction the Company and MDB hereby irrevocably submit. The Company and MDB hereby irrevocably waive any defense or objection to the California forum designated above. Each of the Company and MDB agree to accept service of process by mail, to their principal business address, addressed to the chief executive officer and/or secretary thereof. Notwithstanding the foregoing, solely for the purpose of enforcing the Company’s obligations hereunder, the Company consents to personal jurisdiction, service and venue in any court proceeding in which any claim subject to this agreement is brought by or against any Indemnified Person other than MDB. MDB HEREBY AGREES, AND THE COMPANY HEREBY AGREES ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS SECURITY HOLDERS, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF THE ENGAGEMENT, MDB’S PERFORMANCE THEREOF OR THIS AGREEMENT.

The provisions of this agreement shall apply to the engagement (including related activities prior to the date hereof) and any modification thereof and to any other engagement of MDB by the Company and shall remain in full force and effect regardless of the completion or termination of the engagement. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

REMEDENT USA, INC. By: _____________________________ Name: Robin List, Title: Chief Executive Officer	Accepted and Agreed to: MDB CAPITAL GROUP LLC By: _____________________________ Name: Christopher A. Marlett Title: Partner